Exhibit 99.2

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 Contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Chris Hardman		Valerie Finberg
	720-888-2292		720-888-2501

Statement from Level 3 Communications

BROOMFIELD, Colo., October 23, 2007 — The following statement can be attributed to James Q. Crowe, chief executive officer of Level 3 Communications, Inc. (NASDAQ: LVLT).

“Yesterday, October 22, 2007, I had a follow up examination at the Stanford Hospital and Clinics, the medical center where my surgery was performed. My physicians informed me that there is no indication that the benign pituitary tumor which was resected on August 27, 2007 has recurred. As is normal with this condition, I will now continue to schedule periodic examinations to confirm that this remains the case.

“I feel great and I am fully engaged in my normal business schedule. I want to thank the many people who have expressed their concern and best wishes for my recovery.”

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT), an international communications company, operates one of the largest Internet backbones in the world, connecting 180 markets in 18 countries. The company serves a broad range of wholesale, enterprise and content customers with a comprehensive suite of services including: Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice and voice over IP services, and content delivery and media distribution services. These services provide the building blocks to enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

“Level 3 Communications,” “Level 3,” the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC in the United States and/or other countries.  Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.  Any other service, product or company names recited herein may be trademarks or service marks of their respective owners.

Forward-Looking Statement
Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.